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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 SCHEDULE 14D-9
                                (Amendment No.1)

               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934



                              ANGELES PARTNERS XII
                           (Name of Subject Company)

                              ANGELES PARTNERS XII
                       (Name of Persons Filing Statement)


                     UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                     (CUSIP Number of Class of Securities)

                                PATRICK J. FOYE
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
   (Name, Address and Telephone Number of Person Authorized to Receive Notice and Communications on Behalf of the Person(s) Filing Statement)


                                    COPY TO:

                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                         Los Angeles, California 90071
                                 (213) 687-5000




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ITEM 1.           SECURITY AND SUBJECT COMPANY.

                  This Statement relates to units of limited partnership interest of Angeles Partners XII, a California limited partnership (the "Partnership"), with its business address located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222.

ITEM 2.           TENDER OFFER OF THE BIDDER

                  This Statement relates to a tender offer for units of the Partnership by AIMCO Properties, L.P., a Delaware limited partnership with its business addresses located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado
         80222.

ITEM 3.           IDENTITY AND BACKGROUND

         (a) The name and business address of the Partnership, which is the person filing this Statement, are set forth in Item 1 above.

         (b)      Not applicable.

ITEM 4.           THE SOLICITATION OR RECOMMENDATION.

         (a), (b) The information in the Supplement to the Offer to Purchase (the "Supplement"), dated July 1, 1999, under "The Offer -- Section
         10. Position of the General Partner of Your Partnership With Respect to the Offer" is incorporated herein by reference. The Supplement is included as Exhibit (a)(4) hereto.

ITEM 5.           PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

                  Not applicable.

ITEM 6.           RECENT TRANSACTIONS AND INTENT WITH RESPECT TO
                  SECURITIES.

         (a) The information set forth in the Offer to Purchase under "The Offer -- Section 13. Certain Information Concerning Your Partnership-- Beneficial Ownership of Interests in Your Partnership" is incorporated herein by reference.


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         (b)      Units held by AIMCO Properties, L.P. or its affiliates will not be tendered.

ITEM 7.           CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE
                  SUBJECT COMPANY.

         (a) -  (b)        Not applicable.

ITEM 8.           ADDITIONAL INFORMATION TO BE FURNISHED.

                  The Offer to Purchase and the Supplement are incorporated herein by reference.

ITEM 9.           MATERIAL TO BE FILED AS EXHIBITS

         (a)(1) Letter to Limited Partners, dated May 13, 1999 (previously filed).

         (a)(2)   Offer to Purchase, dated May 13, 1999 (Exhibit (a)(1) to the
                  Schedule 14D-1 of AIMCO Properties, L.P., dated May 13, 1999, is incorporated herein by reference).

         (a)(3) Letter of Transmittal, dated May 13, 1999 (Exhibit (a)(2) to the Schedule 14D-1 of AIMCO Properties, L.P., dated May 13, 1999 is incorporated herein by reference).

         (a)(4)   Supplement to Offer to Purchase, dated July 1, 1999 (Exhibit
                  (a)(4) to Amendment No. 1 to the Schedule 14D-1 of AIMCO Properties, L.P., dated July 1, 1999 is incorporated herein by reference).

         (b)      Not Applicable.

         (c)      Not Applicable.


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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 16, 1999

                                             ANGELES PARTNERS XII
                                             a California limited partnership


                                             By:  ANGELES REALTY CORPORATION II
                                                  its General Partner


                                              By:  /s/ Patrick J. Foye
                                                   ----------------------------
                                                   Executive Vice President



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